Exhibit 5.1
OPINION OF SIMPSON THACHER & BARTLETT LLP
October 12, 2010
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
Ladies and Gentlemen:
     We have acted as counsel to Life Technologies Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders of up to an aggregate of 6,572,776 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), received, or to be received, in connection with the Agreement and Plan of Merger, dated as of August 17, 2010 (the “Merger Agreement”), by and among the Company, Iguana Acquisition Sub, Inc., Iguana Merger Sub, Corp., Ion Torrent Systems Incorporated, the seller’s representative identified therein and party thereto and the securityholders party thereto.
     We have examined the Registration Statement, the Merger Agreement and a form of share certificate representing Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares issued on the closing date of the merger in accordance with the terms and conditions set forth in the Merger Agreement are validly issued, fully paid and nonassessable and (ii) the Shares to be issued upon the achievement of certain milestones in accordance with the terms and conditions set forth in the Merger Agreement will be, when issued in accordance with the terms and conditions set forth in the Merger Agreement, validly issued, fully paid and nonassessable.

     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP